Smart Balance Announces 2008 Second-Quarter Results

•	Net sales $48.0 million, up 13% versus year ago on operating basis (1)

•	Net loss $1.5 million, includes non-cash charges of $2.9 million

•	2008 Second Half Outlook - 25%-35% growth in net sales

Paramus, N.J. (August 8, 2008) – Smart Balance Inc. (NasdaqGM: SMBL) today announced its results for the second quarter ended June 30, 2008. The Company reported net sales of $48.0 million, an increase of 13.1% versus year ago on an operating basis(1), and a net loss of $1.5 million, reflecting the $2.9 million after-tax impact of non-cash items, including $2.2 million of stock-based compensation expense and $0.7 million of amortization and depreciation. The net loss was $0.02 on both diluted and basic shares.

“Our share in the spreads category increased for the 26th consecutive quarter in a competitive environment with rising costs and an increasingly price sensitive consumer,” said Stephen B. Hughes, Smart Balance Chairman and CEO. “This quarter was complex as we simultaneously increased distribution, reduced sizes on our highest volume items, started up our new ERP system, and saw the spreads category take an unprecedented two price increases. Estimated consumer purchases of our products across all channels were up approximately 21% in the quarter. We believe our relatively slower net sales growth of 13% was primarily related to our retail customers drawing down their inventories in advance of our size conversion.”

The net sales increase versus 2007 on an operating basis was due primarily to higher pricing to recover commodity cost increases. Selling prices in the Company’s core category of spreads were increased in February and June, with a further increase announced for August.

Gross profit margin for the quarter was 41.4%, versus 48.2% versus year ago, as the rate of selling price increases lagged the rate of commodity cost increases. Gross margin was also impacted by higher trade and promotion costs.

The Company continued to expand distribution with its ‘Plus Six’ initiative to increase the average number of Company items on shelf from a year ago. The Company’s top twenty accounts, representing approximately 70% of its sales, reached the target by the end of the second quarter.

“It was a major accomplishment to achieve this level of distribution from when we acquired the Smart Balance business a year ago,” said Hughes. “Now that our key customers have completed their expansion of our product placements for ‘Plus Six’, and with the size conversion project near completion, we expect to accelerate growth in the second half of 2008.”

(1)     In addition to its GAAP results, the Company has provided operating basis results to explain year-over-year changes. The operating basis results should not be viewed in isolation or as a substitute for GAAP results. A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

Change in Accounting Principles
In 2008, the Company began accounting for certain trade incentives and marketing costs as prepaid expenses to better match recognition of expense to revenue, consis tent with the general practice in the consumer product goods industry. This methodology is a change from prior years.  While this methodology may create timing differences between prior year’s quarters on an operating basis, it has no impact on full year results. In accordance with FAS No. 154, a retrospective application of the change in accounting principle has been applied to 2007 quarterly results included herein to improve comparability. The Company will present the effects of the change in accounting for trade incentives and marketing costs on the 2007 financial statements in its quarterly report on Form 10-Q for the quarter ended June 30, 2008.

2008 Second Quarter GAAP Results
The Company indicated that its reported GAAP financial statements include the results of its acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Because there were no operations prior to the acquisition, prior periods are not comparable. The Company has provided results on an operating basis following the GAAP results.

Net sales were $48.0 million for the second quarter. Operating loss was $0.5 million, which included $4.8 million of non-cash charges. Second quarter net loss was $1.5 million. See the tables below for the non-cash items affecting operating loss and net loss. Net loss for the quarter was $0.02 on a per share basis, both diluted and basic.

Items Affecting GAAP Operating Income - Second Quarter

$ in Millions	2008		2007
Operating Income (Loss)	(0.	5)	0.6

Non-cash charges affecting Operating Income:
FAS 123R Stock Option Expense	3.7		1.1
Depreciation & Amortization	1.1		0.5

	4.8		1.6

Operating Income (Loss) excluding non-cash charges	4.3		2.2

Items Affecting GAAP Net Loss - Second Quarter

$ in Millions	2008	2007
Net Income (Loss)	(1.5)	(13.	7)

Non-cash charges after-tax affecting Net Loss:
FAS 123R Stock Option Expense	2.2	0.6
Depreciation & Amortization	0.7	0.3
Loss on Derivative Liability	--	13.1

	2.9	14.0

Net Income (Loss) excluding non-cash charges after-tax	1.4	0.3

2008 Second Quarter Operating Basis Results
The following discussion of operating basis results includes the operating results of Smart Balance Inc. from the date of its acquisition of GFA Brands, Inc. on May 21, 2007 and the operating results of GFA Brands prior to the acquisition. Management believes that this presentation provides more useful information because it reflects the performance of the operating entity in both the current and prior periods presented. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results. A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

Net sales increased 13.1% to $48.0 million in 2008, from $42.4 million in 2007, due to higher prices across almost all categories. The Company increased prices on its products in June to cover rising costs, following a similar pricing action in February. The Company has announced further price increases effective August 4, to cover rising costs. In addition, shipments of reduced sizes of its largest volume spreads products began in June, bringing Smart Balance in line with the rest of the industry.

Both dollar and volume market shares for Smart Balance® family of spreads increased versus the prior year for the 26th consecutive quarter. Distribution also increased as the Company’s top 20 customers reached their target of increasing items at retail by an average of six. The spreads category continued to experience more pricing to cover rising costs together with promotional activity to attract increasingly price sensitive consumers. Market share for cooking oil increased in the quarter while shares for peanut butter, popcorn and mayonnaise declined.

The net sales increase of 13.1% was lower in comparison to estimated consumer purchases of our products across all channels – dollar sales at retail – which increased approximately 21% in the quarter versus year ago. The lower relative growth in net sales was primarily related to a slower shelf conversion to the new sizes of spreads due to higher than anticipated inventories at retail of the existing items.

For the first six months of 2008, net sales growth of 19% versus prior year was similar to the estimated 18% growth in consumer purchases of our products across all channels for the same period.

Comparison of Net Sales to Consumer Purchases Across All Channels
Change versus Prior Year

	First Quarter	Second Quarter	First Half
Net Sales	+25%	+13%	+19%
Consumer Purchases Across All Channels
(Dollar Sales at Retail)(1)	+15%	+21%	+18%

(1) Source: IRI, Company estimates

The increase in net sales due to price was partially offset by a 3% decrease in case shipments and higher trade and promotion costs. Increases in case shipments due to new products (extra virgin olive oil spreads, omega-3 enhanced spreads, 50/50 butter blend, and milk) and higher sales of cooking oil were more than offset by declines in base spreads and other categories.

The multiyear strategic agreement with Ventura Foods, Inc. to develop, market and distribute Smart Balance® branded products in the U.S. foodservice channel began in the second quarter. The Company receives a royalty payment rather than recording sales as in prior periods. The impact to volume was approximately one per cent in the quarter.

Gross profit decreased $0.6 million to $19.9 million in 2008 from $20.5 million in 2007 as the impact of higher pricing was more than offset by increases in input costs primarily in commodity raw materials, higher trade and promotion costs, and lower volume. Gross profit as a percent of net sales decreased to 41.4% in 2008 from 48.2% in the second quarter of 2007, due to the timing lag in selling price increases versus input cost increases, and higher trade and promotion costs.

Operating income declined $6.5 million to a $0.5 million loss in 2008 from $6.0 million income in 2007 due primarily to higher general and administrative expenses, increased marketing costs of $0.7 million, and the decline in gross profit. General and administrative expenses increased $5.0 million primarily due to higher costs as the Company expanded its organization for growth and higher non-cash expenses of $3.2 million in FAS 123R Stock Option expense, depreciation, and amortization. Excluding these non-cash charges, operating income would have declined $3.3 million to $4.3 million in 2008 from $7.6 million in 2007.

Items Affecting Operating Basis Operating Income - Second Quarter

$ in Millions	2008		2007
Operating Income (Loss)	(0.	5)	6.0

Non-cash charges affecting Operating Income:
FAS 123R Stock Option Expense	3.7		1.1
Depreciation & Amortization	1.1		0.5

	4.8		1.6

Operating Income (Loss) excluding non-cash charges	4.3		7.6

2008 Outlook
Smart Balance’s outlook for the second half of 2008 continues to reflect growth in net sales on an operating basis in line with its long-term target of approximately 30%. Increased distribution achieved through the Company’s ‘Plus Six’ drive and the innovations in its core category — extra virgin olive oil spreads, omega-3 enhanced spreads and 50/50 butter blend — will begin to have a solid impact. The Company expects that the second half of 2008 will see accelerating sales growth as a result of these initiatives. The Company is targeting 25%-35% for second half net sales growth, noting that the relatively wide range is due to the uncertainty around consumer reaction to increasingly higher prices through the store and the level and nature of competitive promotional spending, particularly in the spreads category. The Company has maintained a loyal base of consumers, as evidenced by its market share growth, however the ability to generate trial of the Company’s premium priced products by potential new consumers has become more difficult in this environment. Pricing actions include the increases that were effective in February 2008 and June 2008 and the announced increase for August 2008. Gross profit as a percent of net sales will be lower in 2008 versus 2007 as pricing actions are expected to continue to trail rising input costs. Strategic productivity measures undertaken by the Company will begin to improve margins, however the more significant impacts will be felt in 2009. Infrastructure cost increases versus prior year will diminish as 2008 progresses. The Company also expects to continue to meet all covenants related to long-term debt.

FORWARD-LOOKING STATEMENTS
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;

•	introduce and expand distribution of new products;

•	meet marketing and infrastructure needs;

•	meet long-term debt covenants; and

•	continue to grow net sales in a competitive environment with rising costs and an increasingly price sensitive consumer.

About Smart Balance Inc.
Smart Balance Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

###

Media Contact:	Investor Contact:
Mark Walsh	John Mintz
Senior Account Supervisor	Vice President Finance &
TBC Public Relations	Investor Relations
mwalsh@tbc.us	Smart Balance, Inc.
646-366-1470	investor@smartbalance.com
201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,708,052	$37,648,754
Accounts receivable, net of allowance 2008- $211,597 and
2007-$228,871	10,369,949	11,733,117
Accounts receivable - other	601,986	799,470
Inventories	10,966,149	7,202,198
Prepaid taxes	1,911,075	6,517,833
Prepaid expenses and other assets	10,768,945	1,454,866
Deferred tax asset	1,079,509	1,079,509

Total current assets	41,405,665	66,435,747

Property and equipment, net	3,120,532	1,805,331
Other assets:
Goodwill	374,885,923	374,885,923
Other intangibles, net	157,256,576	159,645,634
Deferred costs, net	2,479,624	3,519,412
Other assets	142,090	74,975

Total other assets	534,764,213	538,125,944

Total assets	$579,290,410	$606,367,022

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$21,306,604	$20,355,419
Income taxes payable	735,888	1,035,149

Total current liabilities	22,042,492	21,390,568

Long term debt	89,504,174	119,504,174
Deferred tax liability	51,072,951	53,293,528
Other liabilities	99,452	--

Total liabilities	162,719,069	194,188,270

Commitment and contingencies:
Stockholders' equity
Series A Convertible Preferred stock, $.0001 par value,
50,000,000 shares authorized; 15,388,889 preferred
shares converted into 19,516,832 shares of common stock
on January 3, 2008	--	175,659,013
Common stock, $.0001 par value, 250,000,000 shares
authorized; 62,630,683 (June 30, 2008) and 43,113,863
(December 31, 2007) issued and outstanding	6,263	4,311
Additional paid in capital	498,242,193	315,479,759
Retained deficit	(81,677,115)	(78,964,331)

Total stockholders' equity	416,571,341	412,178,752

Total liabilities and stockholders' equity	$579,290,410	$606,367,022

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007
Net sales	$47,989,930	$18,649,243	$98,779,785	$18,649,243
Cost of goods sold	28,112,737	9,908,083	56,052,905	9,908,083

Gross profit	19,877,193	8,741,160	42,726,880	8,741,160

Operating expenses:
Marketing	7,443,077	3,047,489	14,840,590	3,047,489
Selling	3,902,982	1,640,080	8,111,992	1,640,080
General and administrative	9,031,717	3,449,058	18,314,767	3,796,337

Total operating expenses	20,377,776	8,136,627	41,267,349	8,483,906

Operating (loss) income	(500,583)	604,533	1,459,531	257,254

Other income (expense):
Interest income	13,006	1,215,847	264,367	2,299,970
Interest expense	(1,989,066)	(2,097,892)	(5,220,788)	(2,099,582)
Loss on derivative liability	--	(13,102,582)	--	(20,886,694)
Other income (expense), net	(36,697)	119,606	(978,716)	119,607

Total other income (expense).	(2,012,757)	(13,865,021)	(5,935,137)	(20,566,699)

(Loss) before income taxes	(2,513,340)	(13,260,488)	(4,475,606)	(20,309,445)
(Benefit) provision for income taxes	(977,915)	393,539	(1,762,822)	541,722

Net (loss)	$(1,535,425)	$(13,654,027)	$(2,712,784)	$(20,851,167)

(Loss) per share:
Basic	$(0.02)	$(0.65)	$(0.04)	$(1.18)

Diluted	$(0.02)	$(0.65)	$(0.04)	$(1.18)

Weighted average shares outstanding:
Basic	62,630,683	20,848,447	62,415,028	17,620,131

Diluted	62,630,683	20,848,447	62,415,028	17,620,131

SMART BALANCE, INC. AND SUBSIDIARY
Operating Basis Results(1)
(Unaudited)

(in 000's)	Three months ended June 30, 2008	Three months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007
Net sales	$47,990	$42,424	$98,780	$83,010
Cost of goods sold	28,113	21,958	56,053	42,630

Gross profit	19,877	20,466	42,727	40,380

% of Net sales	41.4%	48.2%	43.3%	48.6%
Operating expenses:
Marketing	7,443	6,938	14,840	13,488
Selling	3,903	3,719	8,112	7,408
General and administrative	9,032	3,830	18,315	5,148

Total operating expenses	20,378	14,487	41,267	26,044

Operating (loss) income	(501)	5,979	1,460	14,336

% of Net sales	(1.0)%	14.1%	1.5%	17.3%
Operating (loss) income includes the
following non-cash items:
FAS 123R Stock Options	3,663	1,077	7,197	1,077
Depreciation	90	67	142	73
Amortization	1,017	460	2,039	460

Total	4,770	1,604	9,378	1,610

Operating income net of non-cash items	4,269	7,583	10,838	15,946

% of Net sales	8.9%	17.9%	11.0%	19.2%

(1)	The Company’s GAAP financial statements include the results of its acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Because there were no operations prior to the acquisition, prior periods are not comparable. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results. Please refer to the reconciliation of operating basis results to GAAP results provided for in the accompanying table.

SMART BALANCE, INC. AND SUBSIDIARY
Reconciliation of Operating Basis to GAAP Basis

Prior to Smart Balance, Inc.‘s May 21, 2007 acquisition of GFA Brands Inc., operating income consisted largely of formation costs and other expenses incurred in seeking and evaluating potential business combinations. We have added these expenses back to the operating basis results below, as GFA incurred its own operating expenses for these periods, and the inclusion of the parent company’s expenses prior to the date of acquisition make it difficult to compare operating results period to period. Additionally, in 2008, the Company began accounting for certain trade incentives and marketing costs as prepaid expense to better match recognition of expense to revenue.  A retrospective application of the change in accounting principle is being applied to 2007 quarterly results to improve comparability. With the information set forth below, management and stockholders would be better able to determine whether or not sales or operating income of the acquired business have improved in 2008 compared with prior periods. The operating basis results provided below are intended to assist the reader in comparing the operating performance of the GFA business we acquired, for the periods before and after the acquisition. However, they do not indicate what consolidated results would have been had we acquired GFA on January 1, 2007.

The operating basis results should not be viewed in isolation or as a substitution for GAAP results.

($ in millions) (unaudited)	As reported Form 10-Q(1)	Add GFA Results Prior to Acquisition	Adjustments (2)		Operating Basis
Three Months Ended June 30, 2008
Net Sales	$48.0	$--	$--		$48.0

Gross Profit	19.9	--	--		19.9

Operating (Loss)	(0.5)	--	--		(0.5)

Three Months Ended June 30, 2007
Net Sales	$18.7	$23.8	$(0.	1)	$42.4

Gross Profit	8.7	11.8	--		20.5

Operating Income	0.6	4.9	0.5		6.0

Six Months Ended June 30, 2008
Net Sales	$98.8	$--	$--		$98.8

Gross Profit	42.7	--	--		42.7

Operating Income	1.5	--	--		1.5

Six Months Ended June 30, 2007
Net Sales	$18.7	$64.4	$(0.	1)	$83.0

Gross Profit	8.7	31.7	--		40.4

Operating Income	0.3	12.5	1.5		14.3

(1)     The retrospective application of the change in accounting principle resulted in adjustments to previously reported amounts of $0.1 million and $0.7 million to net sales and operating income, respectively, for the second quarter of 2007 and $0.1 million and $0.3 million to net sales and operating income, respectively, for the six month period ended June 30, 2007.

(2)     To remove parent company pre-acquisition expenses from results prior to the acquisition date. Parent company expenses incurred beginning May 21, 2007 remain included in operating basis results.